Exhibit 99.1

Company Contact: Dan Johnston Chief Financial Officer 314-678-6007 Investor Contact: EVC Group, Inc. Doug Sherk & Gregory Gin 415-896-6820 Media Contact: EVC Group, Inc. Steve DiMattia 646-201-5445

Stereotaxis Announces Siemens as Global Reseller for Odyssey™ Enterprise Cinema Solutions

ST. LOUIS, MO, January 10, 2011—Stereotaxis, Inc. (NASDAQ: STXS) announced today that Siemens Healthcare has been named a non-exclusive, reseller for Stereotaxis’ Odyssey™ Enterprise Cinema solutions including its state-of-the-art Cinema and Interface products.  These products are designed to significantly enhance patient care by enabling hospitals to remotely access integrated data from procedures throughout hospital networks and around the world.

Siemens will sell Odyssey Enterprise Cinema with an interface to its Siemens Artis zee® large display, delivering a real-time information management solution.  The combined offering enables consolidated information from a Siemens Artis zee large display to be remotely viewed live or played back after procedures for a comprehensive case archive enhancing staff training and patient care.  Cinema then transmits lab information via a global Odyssey Network to allow hospitals to efficiently share procedure data anywhere around the world for clinical collaboration and to drive patient referrals.

“We have been impressed by the significant industry support for the Odyssey portfolio,” said Michael P. Kaminski, Stereotaxis President and CEO.  “This new Siemens reseller relationship represents the latest chapter for Odyssey in what continues to be a very exciting story.  We believe Stereotaxis will benefit from the sales prowess of Siemens Healthcare with its expansive sales channels.”

Odyssey systems have been sold into 112 of the 2,500 world-wide Electrophysiology labs since its initial release.   Additionally, Odyssey products have the potential to expand beyond Electrophysiology to include Interventional Cardiology departments with approximately 9,000 IC labs world-wide.   New replacements of these labs represent a significant opportunity for Odyssey solutions with an increasing percentage of new labs being replaced by consolidated display solutions.

“Siemens continues to focus on delivering solutions that leverage the most advanced technologies available for addressing our customers’ needs,” said Robert Dewey, Senior Director, Cardiac and Hybrid OR X-ray Systems, Siemens AG Healthcare Sector. “Siemens sees the value of combining the features of technologies such as Stereotaxis’ Odyssey Enterprise Cinema products with the Siemens Artis zee large display to provide our customers with an outstanding solution that optimizes workflow and improves productivity.”

About Stereotaxis             www.stereotaxis.com         www.odysseyexperience.com

Stereotaxis designs, manufactures and markets an advanced cardiology instrument control system for use in a hospital's interventional surgical suite to enhance the treatment of coronary artery disease and arrhythmias. The Niobe® Remote Magnetic Navigation System is designed to enable physicians to complete more complex interventional procedures by providing image guided delivery of catheters and guidewires through the blood vessels and chambers of the heart to treatment sites. This is achieved using computer-controlled, externally applied magnetic fields that govern the motion of the working tip of the catheter or guidewire, resulting in improved navigation, shorter procedure time and reduced x-ray exposure.

Stereotaxis’ Odyssey™ portfolio of products provides an innovative enterprise solution for integrating, recording and networking interventional lab information within hospitals and around the world. Odyssey™ Vision integrates data for magnetic and standard interventional labs, enhancing the physician workflow through a consolidated display of multiple systems and eliminating the challenge of interacting simultaneously with many separate diagnostic systems. Odyssey™ Enterprise Cinema then captures a complete record of synchronized procedure data that can be viewed live or from a comprehensive archive of cases performed.  Odyssey™ then enables hospitals to efficiently share live and recorded clinical data anywhere around the world to maximize referrals and promote collaboration.

The core components of the Stereotaxis systems have received regulatory clearance in the U.S., Europe, Canada and elsewhere. For more information, please visit www.stereotaxis.com and www.odysseyexperience.com.

About Siemens Healthcare                                        www.siemens.com/healthcare

The Siemens Healthcare Sector is one of the world's largest suppliers to the healthcare industry and a trendsetter in medical imaging, laboratory diagnostics, medical information technology and hearing aids. Siemens offers its customers products and solutions for the entire range of patient care from a single source – from prevention and early detection to diagnosis, and on to treatment and aftercare. By optimizing clinical workflows for the most common diseases, Siemens also makes healthcare faster, better and more cost-effective. Siemens Healthcare employs some 48,000 employees worldwide and operates around the world. In fiscal year 2010 (to September 30), the Sector posted revenue of 12.4 billion euros and profit of around 750 million euros.

This press release includes statements that may constitute "forward-looking" statements, usually containing the words "believe," "estimate," "project," "expect" or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to,   continued acceptance of the Company's products in the marketplace, the effect of global economic conditions on the ability and willingness of customers to purchase our systems and the timing of such purchases, competitive factors, changes resulting from the recently enacted healthcare reform in the U.S., including changes in government reimbursement procedures, dependence upon third-party vendors, timing of regulatory approvals, and other risks discussed in the Company's periodic and other filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release. There can be no assurance that the Company will recognize revenue related to its purchase orders and other commitments in any particular period or at all because some of these purchase orders and other commitments are subject to contingencies that are outside of the Company's control. In addition, these orders and commitments may be revised, modified, delayed or canceled, either by their express terms, as a result of negotiations, or by overall project changes or delays.